Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF ORGANIZATION

OPTIMUMBANK	FLORIDA

OPTIMUMBANK HOLDINGS CAPITAL TRUST I	DELAWARE

OB REAL ESTATE HOLDINGS, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1503, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1695, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1669, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1645, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1565, LLC	FLORIDA

OB REAL ESTATE MANAGEMENT, LLC	FLORIDA